Exhibit (h)1(i)
July 25, 2007
State Street Bank and Trust Company
200 Clarendon Street
Boston, MA 02116

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.
Ladies and Gentlemen:
     Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created one new series of shares, namely, the GMO Special Situations Fund (the “New Fund”), with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.
     If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

Sincerely,

GMO TRUST

By:	/S/ JASON HARRISON

Name: Jason Harrison
Title: Clerk

GRANTHAM, MAYO,
VAN OTTERLOO & CO. LLC

By:	/S/ JB KITTREDGE

Name: JB Kittredge
Title: General Counsel

State Street Bank and Trust Company	-2-	July 25, 2007
The foregoing is hereby
accepted and agreed.
STATE STREET BANK AND TRUST COMPANY

By:	/s/ STEPHEN DESALVO

Name: Stephen DeSalvo
Title: Managing Director